Filed pursuant to Rules 424(b)(3) and 424(c)
Registration Number 333-116683

PROSPECTUS SUPPLEMENT
(to prospectus dated July 2, 2004)

Peoples Bancorp Inc.

306,582 Common Shares
(no par value)

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        This prospectus supplement supplements our prospectus dated July 2, 2004 relating to the sale by certain of our shareholders, or by their donees, pledgees, transferees or other successors-in-interest, of up to 306,582 common shares. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

        Investing in our common shares involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

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        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

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        The date of this prospectus supplement is December 20, 2004.

Selling Shareholders

        The following table provides information regarding the number of common shares beneficially owned by certain of our selling shareholders, the number of common shares that may be offered by these selling shareholders in the offering and the number of common shares to be owned by these selling shareholders after completion of the offering.

        The table below supplements or amends the table of selling shareholders contained on pages 12 through 14 of the prospectus. Where the name of a selling shareholder identified in the table below also appears in the table in the prospectus, the information set forth in the table below regarding that selling shareholder supersedes the information in the prospectus. This information was furnished to us by the selling shareholders listed below on or before December 20, 2004. Because selling shareholders may trade all or some of the common shares listed at any time without notifying us, the table below may not reflect the exact number of common shares held by each selling shareholder on the date of this supplement.

	Name of Selling Shareholder -----------------------------	Number of Common Shares Beneficially Owned Before the Offering (1) ----------------------------	Number of Common Shares Offered Hereby ----------------------------	Beneficial Ownership of Common Shares After the Offering (2) Number Percent -----------------------------
James Barengo . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	60,919 (3)(4)	60,600 (4)	319	(5)
Marietta Community Foundation, Inc. . . . . . . . . .	3,128 (6)	3,123	5	(5)

(1)	Rounded to nearest whole common share.
(2)	Assumes all offered common shares are sold.
(3)	Of these common shares, 60,600 common shares are owned by James Barengo and are the subject of the registration rights agreement, dated as of May 28, 2004, with Peoples Bancorp Inc. The remaining 319 common shares are held by Susan Lynn Ruf Barengo, the wife of James Barengo, as custodian for their two children.
(4)	Each of James Barengo and Randall T. Barengo may receive additional common shares in the form of "earn out consideration" in respect of the Barengo Insurance Agency Merger. Upon issuance, those common shares are to be covered by the registration statement of which this supplement forms a part. As of the date of this supplement, the issuance of 112,554 additional common shares has been authorized by our board of directors for this purpose, of which each of James Barengo and Randall T. Barengo could receive 50%, or 56,277 common shares. At such time as we issue common shares to James Barengo and Randall T.
Barengo in the form of "earn out consideration," we will file, if necessary, an additional supplement to the prospectus disclosing the number of additional common shares to be covered by the registration statement for offering by them.
(5)	Represents less than 1% of the outstanding common shares.
(6)	Of these common shares, 3,123 common shares were donated to Marietta Community Foundation, Inc. by James Barengo.